Exhibit 99.1
Contact: Keishi High
Investor Relations Officer
817-367-4640
Keishi.High@OmniAmerican.com
FOR IMMEDIATE RELEASE
STATEMENT REGARDING 2011 EQUITY INCENTIVE PLAN
Fort Worth, Texas — May 19, 2011 — OmniAmerican Bancorp, Inc. (NASDAQ:OABC — News) (the “Company”), the holding company for OmniAmerican Bank (the “Bank”), makes the following announcement. In connection with the upcoming Annual Meeting of Stockholders, members of the Board of Directors and management have had an opportunity to receive comments from the Company’s stockholders regarding a number of matters, including the proposed 2011 Equity Incentive Plan. The 2011 Equity Incentive Plan provides the Board or a committee thereof with the flexibility to award no less than half the eligible awards, constituting 7% of the shares issued in the Company’s Initial Public Offering, in the form of stock options and up to 7% of the shares issued in the Initial Public Offering in the form of restricted stock. Based on an evaluation of comments received by shareholders, the Board wishes to clarify and confirm that restricted stock awards will not exceed 4% of the common stock sold in the Company’s initial public offering.
About OmniAmerican Bancorp, Inc. and OmniAmerican Bank
OmniAmerican Bancorp, Inc. is traded on the NASDAQ Global Market under the symbol “OABC” and is the holding company for OmniAmerican Bank, a full-service financial institution headquartered in Fort Worth, Texas. OmniAmerican Bank operates 15 full-service branches in the Dallas/Fort Worth Metroplex and offers a full array of consumer products and services plus business/commercial services, mortgages and retirement planning. Founded over 50 years ago, OmniAmerican Bank had $1.34 billion in assets at March 31, 2011 and is proud to provide the highest level of personal service. Electronic banking and additional information are available at www.OmniAmerican.com.
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